Exhibit 4.13

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

SHARE SUBSCRIPTION AGREEMENT

By and Between

INCYTE CORPORATION

and

MERUS N.V.

Dated as of December 20, 2016

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

MERUS N.V.

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of December 20, 2016 (the “Signing Date”), by and between Merus N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), and Incyte Corporation, a Delaware corporation (the “Purchaser”).

WHEREAS, the Company and the Purchaser are entering into that certain Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, the obligations in the Collaboration Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Company will issue and sell to the Purchaser a number of its common shares, nominal value €0.09 per share (the “Common Shares”) as provided for herein; and

WHEREAS, the Purchaser desires to purchase and subscribe for, and the Company desires to sell and issue, the Common Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

“beneficially owns” (including the correlative terms “beneficial ownership,” “beneficially owned,” “beneficial owner” or “beneficially owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.

“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Consent” shall mean any, internal or external, approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority, other Person or company body.

“Contract” shall mean, with respect to any Person, any written agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

“control” (including the correlative terms “controlled by,” “controlling,” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting of securities, by contract or otherwise.

“Controlled Affiliate” shall mean, with respect to a Person, an Affiliate of such Person controlled by such Person.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation

“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” means all applicable Laws relating to pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, biological or medical device.

“Indebtedness” shall mean, with respect to any Person at any applicable time of determination, without duplication, (a) all liabilities and obligations for borrowed money, (b) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all liabilities and obligations under or in respect of swaps, hedges or similar instruments, (d) all liabilities and obligations in respect of letters of credit and similar instruments, (e) all liabilities and obligations (contingent or otherwise) arising from or in respect

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

of (i) deferred compensation arrangements, or (ii) pension plans, (f) all guaranties in connection with any of the foregoing, and (g) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereto.

“Knowledge” means the knowledge of Ton Logtenberg, Ph.D., Shelley Margetson, Mark Throsby, Ph.D., Hui Liu, Ph.D. or John de Kruif, Ph.D. after reasonable inquiry.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, clinical or pre-clinical programs, intellectual property, condition (financial or other), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the Company’s industry generally or in conditions in the Netherlands or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) any Effect caused by the announcement or pendency of the transactions contemplated by the Transaction Agreements, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement or as a participant in the Collaboration Agreement, (iii) the performance of this Agreement, the Collaboration Agreement and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (iv) changes in general legal, regulatory, political, economic or business conditions or changes to IFRS (as hereinafter defined) or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (v) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (vi) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, provided, however, that with respect to clauses (i), (iv), (v) and (vi), such effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent such effects disproportionately affect the Company and its Subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.

“Material Contract” shall mean any Contract entered into by the Company or any of its Subsidiaries that is required under the Exchange Act to be filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) of Regulation S-K.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmens’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” shall mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Trading Day” shall mean a day on which the Trading Market is open for trading.

“Trading Market” shall mean the NASDAQ Global Market or New York Stock Exchange to the extent that the Common Shares are then listed on such exchange, as applicable.

“Transaction Agreements” shall mean this Agreement and the Collaboration Agreement.

“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities beneficially owned by such Person or of any interest (including any voting interest) in any securities beneficially owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect beneficial ownership of securities is a Transfer of such securities for purposes of this Agreement.

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, or any successor transfer agent of the Company.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar or related Law.

2. Closing, Delivery and Payment.

2.1 Closing. Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the closing of the transactions contemplated hereby (the “Closing”), the Company hereby agrees to issue to the Purchaser, and the Purchaser agrees to subscribe for, 3,200,000 Common Shares (the “Shares”), at a purchase price of $25.00 per Common Share, free and clean of all Liens (other than Liens imposed by applicable securities Laws or contained herein), for an aggregate issue price of Eighty Million Dollars ($80,000,000) (the “Purchase Price”). The Closing shall take place remotely via the exchange of documents and signatures, as soon as practicable, but in no event later than at 10:00 a.m. on the first Business Day immediately following the date on which

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other date and time as the Company and Purchaser shall mutually agree (which date and time are designated as the “Closing Date”).

2.2 Delivery and Payment. At the Closing, subject to the terms and conditions hereof, the Company will instruct the Company’s transfer agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser, the Shares, against payment of the Purchase Price in U.S. dollars by wire transfer of immediately available funds to the order of the Company.

2.3 Deliveries at Closing.

(a) Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items:

(i) a true copy of the Articles of Association of the Company, as amended and converted into the Articles of Association for a Dutch public company with limited liability (naamloze vennootschap), issued not more than ten (10) days prior to the Closing Date;

(ii) evidence of the filing of the Listing of Additional Shares notification to NASDAQ as it relates to the Shares;

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares to Purchaser on an expedited basis;

(iv) a legal opinion of Eversheds B.V., the Company’s Dutch counsel, dated as of the Closing Date, in the form attached hereto as Exhibit A;

(v) an opinion of Latham & Watkins LLP, counsel for the Company, addressed to the Purchaser, and dated the Closing Date, in substantially the form of the draft provided to the Purchaser on the date hereof;

(vi) a certificate, dated as of the Closing Date, signed by the members of the Company’s management board, confirming that the conditions to the Closing set forth in Section 6.1 have been satisfied;

(vii) a private deed of issue of the Shares; and

(viii) all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Agreements.

(b) Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than two (2) Business Days prior to the Closing Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

3. Representations and Warranties of the Company. Except as (A) set forth in the schedules delivered herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules and (B) as set forth in the Company SEC Documents (as defined herein), and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty, the Company hereby represents and warrants to the Purchaser that as of the date hereof:

3.1 Organization, Good Standing and Qualification.

(a) The Company is duly incorporated and validly exists as a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands and has not been declared bankrupt, granted a suspension of payments or is otherwise subject to insolvency proceedings. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transaction Agreements, to issue and sell the Shares, and to carry out the provisions of the Transaction Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries (as defined herein) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement or other organizational or constitutive documents. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. During the twelve (12) months preceding the Signing Date, neither the Company nor any of its Subsidiaries has taken any action nor have any other steps been taken or Actions commenced or, to the Company’s Knowledge, threatened against any of them, for their winding up or dissolution or for any of them to enter into any arrangement, scheme or composition for the benefit of creditors, or for the appointment of a receiver, administrator, liquidator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets.

(b) During the twelve (12) months preceding the Signing Date, neither the Company nor any of its Subsidiaries has taken any action nor have any other steps been taken or Actions commenced or, to the Company’s Knowledge, threatened against any of them, for their winding up or dissolution or for any of them to enter into any arrangement, scheme or composition for the benefit of creditors, or for the appointment of a receiver, administrator, liquidator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

3.2 Subsidiaries. The Company has disclosed all of its subsidiaries required to be disclosed in an exhibit to its Registration Statement on Form F-1 filed with the SEC (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.3 Capitalization.

(a) The authorized share capital (maatschappelijk kapitaal) of the Company, immediately prior to the Signing Date, consists of 21,569,280 Common Shares, 16,085,851 of which were issued and outstanding, and 21,569,280 preferred shares, nominal value €0.09 per share, none of which were issued and outstanding. Under the Company’s 2016 Supervisory Board Compensation Program, 2010 Employee Option Plan and 2016 Incentive Award Plan (together, the “Plans”), immediately prior to the Signing Date, (i) options to acquire 1,231,337 Common Shares have been granted and are outstanding, (ii) no restricted share units have been granted and are outstanding, and (iii) 989,888 Common Shares remained available for future issuance to supervisory or management board members, senior executives, employees and consultants of the Company and its Subsidiaries. Since the Signing Date, the Company has not issued any equity securities, other than those issued pursuant to the Plans.

(b) Except as disclosed in the Company SEC Documents, including its Articles of Association, dated May 19, 2016 (the “Articles of Association”), and other than the Common Shares reserved for issuance under the Plans and the Stichting Continuïteit Merus’ call option in relation to preferred shares in the share capital of the Company, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of its securities, including the Shares. Except as stipulated in the Articles of Association, no Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company or any of its Subsidiaries, including with respect to the issuance of Shares contemplated hereby. There are no voting agreements, registration rights agreements or other agreements of any kind among the Company or any of its Subsidiaries and any other Person relating to the securities of the Company or any of its Subsidiaries, including the Shares.

(c) All of the issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, (i) will be validly issued, and fully paid, (ii) will form part of the same class of Common Shares and will have the same profit entitlement and voting rights as the Common Shares, (iii) will not be subject to pre-emptive rights, and (iv) shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein.

(d) Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person, and, except as disclosed in the Company SEC Documents, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company and its supervisory and management boards necessary for the authorization of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken, including (i) the approval by the management board of the Company to issue the Shares, to exclude rights of pre-emption in respect of such issuance, and to approve payment in U.S. dollars for the Shares, (ii) the approval of the supervisory board of the Company of the foregoing resolutions of the management board of the Company, (iii) the execution of the Deed of Issue by the Company with respect to the Shares being issued, and (iv) the reservation of a sufficient number of Common Shares from the Company’s authorized share capital to provide for the issuance of the Shares. Aside from (i) through (iv) above, no other action is required on the part of the Company, its supervisory board, its management board, or its shareholders prior to the Closing for the consummation of the transactions contemplated by the Transaction Agreements. Each of the Transaction Agreements has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

3.5 Company SEC Documents; Financial Statements; NASDAQ; Indebtedness.

(a) Since May 18, 2016, the Company has timely filed with the SEC all of the reports and other documents required to be filed by it under the Exchange Act and Securities Act and any required amendments to any of the foregoing (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and, when filed, no Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and the Company has not been notified that any of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(b) The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with International Financing Reporting Standards as issued by the International Accounting Standards Board and endorsed/adopted by the European Union (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c) The Common Shares are listed on the NASDAQ Global Market, and the Company has not received any notification that, and has no Knowledge that, NASDAQ is contemplating terminating such listing.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has any material Indebtedness that is not reflected on its most recent balance sheet included in the Company SEC Documents.

3.6 Obligations to Related Parties. There are no obligations of the Company or any of its Subsidiaries to supervisory or management board members, senior executives, shareholders, Affiliates, or employees of the Company or any of its Subsidiaries other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and any of its Subsidiaries, and (c) for other standard employee benefits made generally available to all employees (including equity award agreements outstanding under any equity incentive plan approved by the supervisory board of the Company). None of the supervisory or management board members, affiliates, senior executives, key employees or, to the Company’s Knowledge, 5% shareholders of the Company or any members of their immediate families, is indebted to the Company or party to a transaction with the Company required to be disclosed in the Company SEC Documents under Item 404 of Regulation S-K that is not so disclosed.

3.7 Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation or default of any term of its articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or Contract to which it is party or by which it is bound or of any Order.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

The execution, delivery, and performance of and compliance with the Transaction Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents of the Company or any of its Subsidiaries, in each case as in effect on Closing Date, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any Contract to which the Company or any of its Subsidiaries is a party, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect. Neither the execution, delivery or performance of any Transaction Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws, (ii) the notification of the issuance and sale of the Shares to NASDAQ, (iii) the registration of the related capital increase with the Dutch Trade Register, (iv) a resolution of the management board to issue the Shares to the Purchaser and the exclusion of any pre-emptive rights of current shareholders, approved by the supervisory board, (v) deed of issue in relation to the issuance of the Common Shares, and (vi) consent of the Company for the payment in U.S. Dollars (rather than Euros) for the Shares.

3.8 Litigation. Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there is no material: (i) Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or (ii) Order in effect against the Company or any of its Subsidiaries.

3.9 Compliance with Laws; Permits. The Company and its Subsidiaries are not, and since January 1, 2014 have not been, in violation in any material respect of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties. No Consents are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except under the HSR Act or those that have been filed or obtained. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except those the lack of which would not reasonably be expected to have a Material Adverse Effect.

3.10 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.5 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration requirements of the Securities Act or the securities Laws of The Netherlands.

3.11 Investment Company. The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.12 Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, including the rules and regulations of the SEC promulgated thereunder, applicable to it as of the date hereof. As of the Signing Date, the Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

3.13 Absence of Changes. Since June 30, 2016, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.14 Tax Matters.

(a) Except as set forth in the Company SEC Documents filed prior to the Signing Date, (i) the Company and each of its Subsidiaries has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Governmental Authorities and timely paid all Taxes shown thereon, (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(b) Except as set forth in the Company SEC Documents filed prior to the Signing Date, (i) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise (excluding Contracts entered into in the ordinary course of business and not primarily related to Taxes);

(c) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(d) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2); and

(e) Neither the Company nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.15 Property. The Company does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has the right to use or occupy the Leased Real Property under valid and binding leases and (b) the Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).

3.16 Employee Benefits Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of Law, including ERISA and the Code and other applicable Laws and (ii) all contributions, distributions, reimbursements and premium payments due with respect to each Employee Benefit Plan have been timely made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) issued by the United States Internal Revenue Service and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to have a material adverse effect on the qualification of such Employee Benefit Plan.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries maintains, sponsors,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (A) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (C) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (D) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); (ii) no Employee Benefit Plan provides and neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-termination or post-retirement health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar state Law; and (iii) neither the Company nor any of its Subsidiaries has any current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Except as would not reasonably be expected to have a Material Adverse Effect,, (i) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, (ii) the Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company or any of its Subsidiaries as employees or non-employees, and (iii) there do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan.

(d) The transactions contemplated by the Transaction Agreements will not (either alone or in combination with another event) (i) cause the acceleration of vesting in, or payment of, any material benefits or compensation under any Employee Benefit Plan, (ii) require the funding of any material amount of compensation or benefits due to any manager, employee, officer, director, shareholder or other service provider (whether current, former or retired) of the Company or any of its Subsidiaries or their beneficiaries and, (iii) otherwise materially accelerate or materially increase any liability or obligation under any Employee Benefit Plan.

3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract or relationship with any union, labor organization, or other collective bargaining representative. There are no strikes, work stoppages or any other material labor disputes against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, and no such disputes have occurred since January 1, 2015. No union organization or decertification activities are underway or, to the Company’s Knowledge, threatened with respect to employees of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries is, and at all times since January 1, 2015, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes.

(c) Since January 1, 2015, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act and result in material liability to the Company and its Subsidiaries, taken as a whole.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

3.18 Intellectual Property. The representations of the Company contained in Section 12.3 of the Collaboration Agreement are, subject to the exceptions and qualifications contained therein and disclosures related thereto, true, correct and complete.

3.19 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2015 by, and no Action is pending or, to the Company’s Knowledge, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law and (ii) the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.20 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) the Company and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.

3.21 Contracts. Neither the Company nor any of its Subsidiaries is in violation, default or breach under any of its Material Contracts. All Material Contracts required to be filed with the Company SEC Documents have been timely filed.

3.22 Application of Takeover Protections. Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there is no control share acquisition, business combination, poison pill or other similar anti-takeover provision under the articles of association of the Company, its bylaws or, to the Company’s Knowledge, the Laws of the Netherlands that is or could become applicable to, or is or could be to the detriment of, the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

Purchaser as a result of the Purchaser and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Agreements, including as a result of the issuance or ownership of the Shares.

3.23 Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Company’s Knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds from the sale of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

3.24 Economic Sanctions. Neither the Company and its Subsidiaries, nor, to the Company’s Knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company: (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States or The Netherlands (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (ii) has, within the last five (5) years, done the Company’s business in a country or territory that was, or whose government was, at such time the subject of Sanctions that broadly prohibit dealings with that country or territory. Within the past five (5) years, to the Knowledge of the Company, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

3.25 Accountants. The Company’s registered public accounting firm is KPMG Accountants N.V. To the Company’s Knowledge, KPMG Accountants N.V. are independent public accountants with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable published rules and regulations thereunder.

3.26 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

3.27 No “Bad Actor” Disqualification. The Company has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

defined below) or other means to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). Neither the Company, nor, to the Company’s Knowledge, after conducting such factual inquiries, any other Covered Person, is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

4.1 Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has or will have all requisite power and authority to enter into the Transaction Agreements, to subscribe for the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required.

4.2 Requisite Power and Authority. The Purchaser has all necessary power and authority to execute and deliver the Transaction Agreements and all action on the Purchaser’s part required for the lawful execution and delivery of the Transaction Agreements has been taken. The Transaction Documents been duly and validly executed and delivered by the Purchaser and the Transaction Agreements are, assuming due authorization, execution and delivery by the Company, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Purchaser will not, with or without the passage of time or giving of notice: (i) conflict with or result in a violation of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

the certificate of incorporation, bylaws, or other organizational or constitutive documents of the Purchaser as in effect on the Closing Date, (ii) result in any violation of any Law or Order to which the Purchaser or any of its assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, or (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under any Contract to which the Purchaser is a party, or (iv) result in the creation of any Lien upon any of the Purchaser’s assets or capital stock, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to materially impair of the ability of the Purchaser to perform its obligations under the Transaction Agreements and the transactions contemplated thereby in any material respect.

4.4 No Governmental Authority or Third Party Consents. No Consent is required to be obtained or filed by the Purchaser in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for the Shares, except under the HSR Act or such as have been obtained or filed.

4.5 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in the Agreement. The Purchaser hereby represents and warrants as follows:

(a) Purchaser Acknowledgements. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws. The Purchaser (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and, in connection therewith, obtained information necessary to verify any information furnished to it or to which it had access (it being agreed and understood that this Clause (v) does not affect the Company’s representations and warranties contained in Section 3) and (C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment. The Purchaser understands that there is no assurance that any exemption from

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

registration under the Securities Act will be available to transfer the Shares and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b) No “Bad Acts.” The Purchaser’s responses in its Private Placement “Bad Actor” Questionnaire, dated December 17, 2016, are true and correct.

(c) Financial Capability. The Purchaser has funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(d) Ownership. Neither the Purchaser nor any of its Controlled Affiliates is the owner of record or the beneficial owner of Common Shares or Common Share Equivalents.

4.6 Transfer Restrictions.

(a) The Purchaser understands that the Shares shall be subject to restrictions on resale pursuant to this Agreement and applicable securities Laws and that any certificates representing the Shares or the applicable balance account of the Purchaser with the Company’s transfer agent shall bear transfer restrictions with the effect of the following applicable legends:

(i) “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Merus N.V.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”;

(ii) “These securities are subject to transfer and other restrictions set forth in a Share Subscription Agreement, dated December 20, 2016, copies of which are on file with Merus N.V.”; and

(iii) any legend required by other applicable securities Laws.

(b) The Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(i) hereof: (i) following a sale of Shares pursuant to an effective registration statement covering the resale of such Shares, (ii) following any sale of Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (or any successor provision then in effect), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). In addition, the Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(iii) hereof following a sale of Shares if, following a sale, the shares are not required to carry a legend pursuant to such applicable securities Laws referred to in (iii) of the immediately preceding sentence. Notwithstanding the foregoing, the Company shall direct the Transfer Agent to remove the transfer restriction set forth in Section 4.6(a)(i) applicable to the Shares upon: (y) the written

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

request of the Purchaser, within two (2) Business Days of such request, at such time as the Shares may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144 or (z) the determination by counsel satisfactory to the Company that the Shares are no longer Registrable Shares (as defined below) pursuant to Section 5.11(c)(ii)(B).

(c) The Shares shall not bear the transfer restriction set forth in Section 4.6(a)(ii) hereof upon the termination of the restrictions set forth in Section 5.3.

5. Covenants and Agreements.

5.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing, including: (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary, including convening any prerequisite meetings of bodies of the Company, to obtain a required Consent or avoid an Action by any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

5.2 Standstill. During the period commencing on the Closing Date and ending on the earliest of (i) the three (3) year anniversary of the Closing Date, (ii) the date the Company publicly announces its intent to initiate or consummate any merger, consolidation, acquisition, scheme, business combination or other extraordinary transaction in which the Company or any of its Subsidiaries is a constituent entity or party, (iii) the submission or announcement of the intent to make any bona fide offer or attempt by any third party to acquire all or a substantial portion of the securities or assets of the Company through any means, process or structure and (iv) the termination of the Collaboration Agreement (the “Standstill Period”), the Purchaser agrees that, without the prior approval of the Company, the Purchaser will not, directly or indirectly, through its Controlled Affiliates or as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Person:

(a) purchase, offer to purchase, or agree to purchase or otherwise acquire beneficial ownership of any Common Shares or Common Share Equivalents, provided that, after the issuance by the Company of Common Shares as a result of an equity financing, the Purchaser may purchase Common Shares in routine trading transactions in an amount up to such number of shares as would result in the Purchaser maintaining its percentage ownership of the issued and outstanding Common Shares as of immediately prior to such issuance;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(b) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or seek or propose to influence, advise, change or control the management, supervisory board, management board, policies, affairs or strategy of the Company by way of any public communication or other communications to securityholders intended for such purpose;

(c) make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of its Subsidiaries or any of their respective securities or assets;

(d) effect or seek to effect (including, without limitation, by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Common Shares) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its Subsidiaries;

(e) enter into any discussions, negotiations, arrangements or understandings with or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section 5.2 or otherwise act, alone or in concert with others, to seek to control or influence the supervisory and management boards or the management or policies of the Company, including its Subsidiaries; or

(f) publicly disclose any intention, plan or arrangement regarding any of the actions prohibited by clauses (a) through (e) of this Section 5.2;

provided that, the foregoing restrictions of this Section 5.2 shall not (i) restrict private, non-public discussions regarding a transaction otherwise prohibited by this Section 5.2 with the supervisory board or management board of the Company; (ii) prohibit the Purchaser or its subsidiaries from acquiring securities of, or from entering into any merger or other business combination with, another Person that beneficially owns securities of the Company; provided, that the purpose of entering into such transaction is not to circumvent the terms in this Section 5.2; or (iii) limit the ability of the Purchaser to exercise its rights under Section 5.12.

5.3 Restrictions on Transfer.

(a) During the period commencing on the Closing Date and ending on the earlier of (i) the eighteen (18) month anniversary of the Closing Date and (ii) the expiration of the Standstill Period (the “Lock-Up Period”), the Purchaser will not Transfer any Shares (or Common Shares purchased pursuant to Section 5.2(a) hereof). Notwithstanding this Section 5.3, the Purchaser shall be permitted to Transfer any portion or all of its Shares at any time under the following circumstances:

(i) Transfers to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer Shares so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(ii) Transfers that have been approved in writing by the Company; or

(iii) if, following the Closing Date, the (A) Purchaser exceeds 20% ownership of the Company’s voting securities solely as a result of an action taken by the Company and (B) as a result of (iii)(A), the Purchaser’s auditors determine that the Company’s financial results must be consolidated with the Purchaser’s in the Purchaser’s financial statements pursuant to the principles of consolidation under U.S. generally accepted accounting principles (“U.S. GAAP”), Transfers made in order to reduce the Purchaser’s ownership of the Company voting securities to the greater of (y) 19.99% and (z) such amount as would not require such consolidation under U.S. GAAP.

(b) From the period commencing on the date of the expiration of the Lock-Up Period (the “Lock-Up Expiration Date”) until the three (3) year anniversary of the Lock-Up Expiration Date, the Purchaser will not, without the prior written consent of the Company, Transfer more than (i) one-third (1/3) of the Shares during any twelve (12) month period or (ii) ten percent (10%) of the Shares during any three (3) month period; provided, that if the Standstill Period is terminated other than in connection with the three (3) year anniversary of the Closing Date, the volume limitations on Transfer set forth in this Section 5.3(b) shall also terminate.

5.4 Voting of Shares. During the Standstill Period, in any vote of the shareholders of the Company (including, without limitation, with respect to the election of members of the management board and supervisory board), the Purchaser shall, and shall cause its Controlled Affiliates to, vote with respect to all voting securities of the Company as to which it is entitled to vote in accordance with the recommendation of a majority of the supervisory board. Notwithstanding this Section 5.4, the Purchaser and its Affiliates may vote any or all of the voting securities of the Company as to which they are entitled to vote, as they may determine in their sole discretion with respect to (i) any transaction the consummation of which would result in a Change of Control of the Company, (ii) any resolution to issue Common Shares or to grant rights to subscribe for Common Shares or to designate the management board as the authorized body to issue Common Shares or grant rights to subscribe for Common Shares, (iii) any resolution to authorize the management board to repurchase more than 20% of the issued and outstanding Common Shares on the date of such resolution, (iv) any resolution to approve resolution of the management board regarding a significant change in the identity or nature of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

Company pursuant to section 2:107a of the Dutch Civil Code, (v) any resolution to amend the articles of association of the Company that would (A) materially affect the voting rights of the Common Shares or (B) disproportionally (or uniquely) and adversely affect the rights or benefits attached to or derived from the Common Shares owned by the Purchaser and its subsidiaries as compared to the other holders of Common Shares, (vi) any resolution to dissolve or liquidate the Company or (vii) any resolution to merge or demerge the Company. During the Standstill Period, the Purchaser shall, and shall cause each of its Controlled Affiliates to, (a) be present in person or represented by proxy at all meetings of shareholders of the Company so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting, provided that, if the Purchaser or Controlled Affiliate is represented by proxy, the Purchaser or Controlled Affiliate shall designate a third party to act as such proxy who is not a member of the Company’s supervisory board, the Company’s management board, or is an officer or employee of the Company; and (b) vote with respect to all voting securities of the Company as to which each is entitled to vote and not to abstain from any vote.

5.5 Securities Law Disclosure; Publicity. No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement, including the public filing of any Transaction Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party’s comments in good faith. Following execution and delivery of this Agreement, the Company and the Purchaser shall issue a joint press release substantially in the form set forth in Exhibit B.

5.6 NASDAQ Matters. Prior to the Closing, the Company shall (a) take all actions which are necessary, including providing appropriate notice to NASDAQ of the transactions contemplated by this Agreement, for the Shares purchased at the Closing to remain listed on the NASDAQ Global Market and (b) comply with all listing, reporting, filing, and other obligations under the rules of NASDAQ and of the SEC.

5.7 Interim Operations of the Company. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company shall not voluntarily delist from the NASDAQ Global Market. Between the date hereof and the Closing Date, the Company will not amend its articles of association in a manner that is adverse to the Purchaser’s rights under the Transaction Agreements, and will not take or knowingly omit to take any action, or permit its Subsidiaries to take or to knowingly omit to take any action, that would or could reasonably be expected to have a Material Adverse Effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

5.8 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Shares or the Company is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT or the New York Stock Exchange.

5.9 Notification. After the date hereof and prior to the Closing Date, the Company shall promptly deliver to the Purchaser a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6, not to be satisfied.

5.10 Use of Proceeds. The net proceeds received by the Company from each Closing shall be used for general corporate purposes at the direction of the management board of the Company.

5.11 Registration Rights. The Company covenants and agrees as follows:

(a) On June 1, 2017, or such earlier time as the Company in its sole discretion may agree in writing, or such later time as the Purchaser in its sole discretion may agree in writing, the Company shall file a registration statement to register the resale of the Registrable Shares on a Form F-3 registration statement (or such other form appropriate for such purpose if the Company does not meet the eligibility requirements for use of Form F-3) under the Securities Act and use reasonable best efforts to have such registration statement declared effective and maintain the effectiveness of such registration statement for a period ending on the date the Purchaser no longer holds Registrable Shares.

(b) All expenses, other than Selling Expenses (as defined below), incurred in connection with registrations, filings or qualifications pursuant to this Section 5.11, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, shall be borne and paid by the Company. All Selling Expenses shall be borne by the Purchaser; or if there are other selling shareholders with shares being registered pursuant to such registration statement, then pro rata by the selling shareholders based on the number of shares sold by such selling shareholder in the offering.

(c) For the purposes of this Section 5.11,

(i) “Losses” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability arises out of and is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company registering the resale of the Registrable Shares, including any preliminary prospectus or final prospectus contained therein or any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

amendments or supplements thereto or (B) an omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(ii) “Registrable Shares” means the Shares held by Purchaser including, without limitation, any Common Shares paid, issued or distributed in respect of any such Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, but excluding Common Shares acquired in the open market before or after the date hereof, provided, however, that the Shares will not be “Registrable Shares” (A) after the Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144, (B) when the remaining Shares held by the Purchaser could, in the opinion of counsel satisfactory to the Company, be sold by the Purchaser in a single transaction under the terms of this Agreement and the volume and manner of sale limitations under Rule 144, or (C) upon such time as the registration statement registering the resale of the Registrable Shares has been effective for forty two (42) months following the Lock-up Expiration Date (regardless of whether such months are consecutive).

(iii) “Selling Expenses” means the fees and disbursements of counsel for the Purchaser.

(d) With a view to making available to the Purchaser the benefits of Rule 144, during the twelve (12) month period following the expiration of the Lock-Up Period, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Shares under the Securities Act, at all times, to the extent required from time to time to enable the Purchaser to resell Shares without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 (if available with respect to resales of the Shares), as such rule may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the SEC.

(e) To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser, and the partners, members, officers and directors of the Purchaser and each Person, if any, who controls the Purchaser (collectively, “Purchaser Indemnified Parties”), against any Losses, and the Company will pay to the Purchaser Indemnified Parties any legal or other reasonable and documented expenses incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.11(e) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any Purchaser Indemnified Party expressly for use in connection with such registration.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(f) Promptly after receipt by the Purchaser under this Section 5.11 of notice of the commencement of any action (including any governmental action) for which a Purchaser Indemnified Party may be entitled to indemnification hereunder, the Purchaser Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 5.11, give the Company notice of the commencement thereof. The Company shall have the right to participate in such action and, to the extent the Company so desires, and to assume the defense thereof with counsel mutually satisfactory to the Purchaser Indemnified Parties; provided, however, that the Purchaser Indemnified Parties shall have the right to retain one separate counsel for all such Purchaser Indemnified Parties, with the reasonable and documented fees and expenses to be paid by the Company, if representation of the Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential conflict of interest between the Purchaser Indemnified Parties and the Company. The failure to give notice to the Company within a reasonable time of the commencement of any such action shall relieve the Company of any liability to the Purchaser Indemnified Parties under this Section 5.11, only to the extent that such failure materially prejudices the Company’s ability to defend such action. The failure to give notice to the Company will not relieve it of any liability that it may have to the Purchaser otherwise than under this Section 5.11.

(g) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which contribution under the Securities Act may be required on the part of the Purchaser Indemnified Parties, then such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company and each Purchaser Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the Company and each Purchaser Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Company or by a Purchaser Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Purchaser will not be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by the Purchaser pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.12 Participation in Future Financing.

(a) Subject to compliance with applicable securities laws, until the earlier of (i) such time as the Purchaser Transfers more than [*] of the Shares and (ii) termination of the Standstill Period, upon any issuance of Common Shares by the Company in a private

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

placement to institutional investors for cash consideration (a “Subsequent Financing”), the Company agrees at least [*] Trading Days prior to the closing of the Subsequent Financing, to deliver to the Purchaser written notice of its intention to effect a Subsequent Financing (the “Subsequent Financing Notice”). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected. Upon receipt of the Subsequent Financing Notice, the Company and the Purchaser shall in good faith discuss the Purchaser’s participation in the Subsequent Financing up to the Purchaser’s Pro-Rata Share (as defined below) on the same terms, conditions and price provided for in the Subsequent Financing. For purposes of this Agreement, the Purchaser’s “Pro-Rata Share” shall be equal to the number of Common Shares deemed to be beneficially owned by the Purchaser immediately prior to the date of the Subsequent Financing Notice (based upon documentation or written representation reasonably satisfactory to the Company), divided by the total number of Common Shares outstanding (including any Common Shares issuable upon conversion or exercise of outstanding Common Share Equivalents deemed to be beneficially owned by the Purchaser and included in the numerator of its pre-Subsequent Financing Notice beneficial ownership calculation) immediately prior to the closing of the Subsequent Financing.

(b) If the Purchaser desires to participate in such Subsequent Financing, the Purchaser must provide written notice to the Company, by not later than 5:30 p.m. (New York City time) on the [*] Trading Day after the Purchaser has received the Subsequent Financing Notice (the “Participation Deadline”), that the Purchaser is willing to participate in the Subsequent Financing and stating the amount of the Purchaser’s elected participation, but in no event shall such amount of Common Shares that would cause the Purchaser to exceed its Pro-Rata Share. If the Company receives no such notice from the Purchaser as of the Participation Deadline, the Purchaser shall be deemed to have notified the Company that it does not elect to participate in the Subsequent Financing.

(c) Notwithstanding anything to the contrary in this Section 5.12, it is understood and agreed that: (i) the foregoing agreement to engage in good faith discussions with respect to a Subsequent Financing only applies in the event of a private placement with institutional investors (i.e., not a public offering or in connection with a strategic transaction) and (ii) the Company will neither be obligated to include the Purchaser as an investor in any such private placement nor will the Purchaser be obligated to invest in any such private placement.

(d) If, by the [*] day following delivery of the Subsequent Financing Notice, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, such Subsequent Financing shall be deemed to have been abandoned and the Purchaser shall not be in possession of any material, non-public information with respect to the Company, unless the Company advises the Purchaser that the Subsequent Financing has not been abandoned. The Company understands and confirms that the Purchaser may rely on this Section 5.12(d) when effecting transactions in securities of the Company.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

5.13 PFIC Reporting. For so long as the Purchaser holds Shares, the Company hereby agrees to reasonably cooperate with the Purchaser in order to permit the Purchaser to determine whether the Company is at any time a “passive foreign investment company” (as defined in Section 1297(a) of the Code) (a “PFIC”). In furtherance of the foregoing, the Company shall notify the Purchaser if, in good faith, the Company reasonably believes the Company or any of its controlled Subsidiaries was a PFIC during the prior taxable year. If the Company determines that the Company or any of its controlled subsidiaries is a PFIC, the Company shall (i) promptly after such determination notify the Purchaser, (ii) timely provide such information to the Purchaser as the Purchaser may reasonably request to enable the Purchaser to complete its U.S. Internal Revenue Service Form 8621 with respect to such entity and (iii) use reasonable efforts to provide such statements, information and documentation as the Purchaser reasonably believes is necessary for it to make an election to treat such subsidiary as a “qualified electing fund” under Section 1295 of the Code.

5.14 Controlled Foreign Corporation. For so long as the Purchaser is a “United States shareholder” within the meaning of Section §951(b) of the Code (a “10% U.S. Shareholder”) of the Company at any point during a taxable year, then the Company hereby agrees to reasonably cooperate with the Purchaser in order to permit the Purchaser to determine whether the Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”). If the Company is or is likely to have become a CFC, then the Company shall use reasonable efforts to provide to the Purchaser such information as it may reasonably request to assist the Purchaser to timely comply with its filing obligations under the Code, including but not limited to Internal Revenue Service Form 5471.

6. Conditions to Closing.

6.1 Conditions to Purchaser’s Obligations at the Closing. The Purchaser’s obligation to purchase Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a) Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

(b) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.

(c) Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(d) No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e) Closing Deliverables. The Company shall deliver or cause to be delivered to the Purchaser all items listed in Section 2.3(a).

(f) Collaboration Agreement. The Company shall have executed the Collaboration Agreement, the only remaining condition to the effectiveness of the Collaboration Agreement shall be the Closing, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall occur concurrently with the Closing, no breach by the Company of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g) Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including the approval of the supervisory board of the Company. All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), with respect to the Transaction Agreements and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), shall have expired or been terminated.

(h) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(i) The Company’s NASDAQ Listing. The Company’s Common Shares shall continue to be listed on the NASDAQ Global Market.

(j) No Outstanding Preference Shares. Stichting Continuïteit Merus shall not have exercised, either in whole or in part, its call option to have preference shares issued to it, or Stichting Continuïteit Merus shall have exercised, either in whole or in part, its call option to have preference shares issued to it in circumstances where such exercise is not detrimental to the Purchaser, to be determined in the Purchaser’s reasonable discretion.

6.2 Conditions to Company’s Obligations at the Closing. The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):

(a) Representations and Warranties. The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(b) Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing Date.

(c) Legal Investment. The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d) No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e) Closing Deliverables. The Purchaser shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).

(f) Collaboration Agreement. The Purchaser shall have executed the Collaboration Agreement, the only remaining condition to the effectiveness of the Collaboration Agreement shall be the Closing, the Effective Date (as such term is defined in the Collaboration Agreement) of the Collaboration Agreement shall occur concurrently with the Closing, no breach by the Purchaser of any term of or obligation under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g) Consents, Permits, and Waivers. All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained. All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), with respect to the Transaction Agreements and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), shall have expired or been terminated.

7. Notification under the HSR Act

7.1 As a result of the aggregate consideration being paid by the Purchaser under this Agreement and the Collaboration Agreement, which satisfies the size of transaction jurisdictional threshold under the HSR Act, the parties shall, as soon as practicable, and, in any event, no later than five (5) Business Days after the Signing Date, file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. The parties will use all reasonable efforts to respond on a timely basis to any requests for additional information made by either of such agencies. Each party will be responsible for its own costs and expenses and the Purchaser will be responsible for all filing fees associated with any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder.

7.2 The Purchaser and the Company shall: (i) reasonably cooperate with each other in connection with any investigation or other inquiry relating to the transactions

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

contemplated by the Transaction Agreements; (ii) reasonably keep the other party informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other merger control authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Transaction Agreements; (iii) promptly respond to and certify substantial compliance with any inquiries or requests received from the FTC or the DOJ for additional information or documentation; (iv) reasonably consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other merger control authority, and to the extent permitted by the FTC, the DOJ or such other merger control authority and reasonably determined by such party to be appropriate under the circumstances, give the other party or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or their counsel to the extent reasonably practicable to review in advance, and in good faith consider the views of the other party or their counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other merger control authority; provided, however, such party shall be under no obligation to reschedule any meetings or conferences with the FTC, the DOJ or any other merger control authority to enable the other party to attend.

8. Miscellaneous.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Purchaser;

(b) either the Company or the Purchaser, upon written notice to the other no earlier than ninety (90) days after the Signing Date (the “Termination Date”), if the Closing has not been consummated by the Termination Date;

(c) either the Company or the Purchaser, upon written notice to the other, if any of the conditions to the Closing set forth in Section 6.1(c), 6.1(d), 6.1(g), 6.2(c), 6.2(d) or 6.2(g) as applicable, despite the use of reasonable efforts shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten (10) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(d) the Company, upon written notice to the Purchaser, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1(a) despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or (ii) if any representation or warranty of the Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, could not be satisfied by the Termination Date; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

(e) the Purchaser, upon written notice to the Company, so long as the Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1(a) or 6.1(b), 6.1(h), 6.1(i) or 6.1(j) as applicable, could not be satisfied by the Termination Date.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, (a) this Agreement (except for this Section 8 (other than Section 8.10 and 8.17), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

8.3 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction, provided, that (i) the issue of the Shares as described in Section 2.1 and the private deed of issue of the Shares as described in Section 2.3(vii), (ii) the transfer of the Shares as described in Section 2.2, (iii) Section 3.1(a) to the extent relating to the Company, (iv) the capitalization of the Company as described in Section 3.3(a), (v) Section 3.4, to the extent relating to the Company and (vi) Section 3.22 (clauses (i) through (vi) above, jointly, the “Dutch Law Matters”), shall be governed exclusively by, and construed in accordance with, the laws of the Netherlands, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement, provided that the courts of the Netherlands shall have exclusive jurisdiction over the Dutch Law Matters. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, IN ACCORDANCE WITH THIS SECTION 8.3, THE COURTS OF THE NETHERLANDS (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4 Survival. The representations, warranties, covenants and agreements made herein shall survive for three (3) years following the Closing. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Purchaser or its representatives.

8.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes. This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a Change of Control of the Purchaser, provided further, that in the case of such assignment the assignee shall agree in writing to be bound by the provisions of this Agreement and the Purchaser shall not be relieved of its obligations hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

8.6 Entire Agreement. This Agreement, the exhibits and schedules hereto, the other Transaction Agreements, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreements are fulfilled to the greatest extent possible.

8.8 Amendment. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company. Any amendment effected in accordance with this Section 8.8 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 8.8 shall be void and of no effect.

8.9 Waivers; Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative. Any waiver effected in accordance with this Section 8.9 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 8.9 shall be void and of no effect.

8.10 Equitable Relief. Each of the Company and the Purchaser hereby acknowledges and agrees that the failure of the Company to perform its respective agreements

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

and covenants hereunder will cause irreparable injury to the Purchaser, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby agrees that the Purchaser shall be entitled to seek the issuance of equitable relief by any court of competent jurisdiction to compel performance of the Company’s obligations.

8.11 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Merus N.V.
Yalelaan 62
3584 CH Utrecht
The Netherlands
Attention: Management Board of Merus N.V.
Anne Noordzij, Head of Legal

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Facsimile: XXXXXXXXX
Attention: Peter N. Handrinos

and

Eversheds B.V.
De Cuserstaat 85a
1008 AC Amsterdam
The Netherlands
Facsimile: XXXXXXXXX
Attention: Tom van Wijngaarden

If to the Purchaser:

Incyte Corporation
1801 Augustine Cut-Off

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

Wilmington, DE 19803
United States of America
Facsimile: XXXXXXXXX
Attention: General Counsel

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
United States of America
Facsimile: XXXXXXXXX
Attention: Randall Sunberg
Emilio Ragosa

8.12 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.13 Attorneys’ Fees. In the event that any Action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.14 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.15 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

8.16 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.16 being untrue.

8.17 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

8.18 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

8.19 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

MERUS N.V.

By:	/s/ Ton Logtenberg	By:	/s/ Shelley Margetson
Name:	Ton Logtenberg	Name:	Shelley Margetson
Title:	Chief Executive Officer	Title:	Chief Operating Officer

[Signature Page to the Merus Share Subscription Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

INCYTE CORPORATION

By:	/s/ Hervé Hoppenot
Name:	Hervé Hoppenot
Title:	President and CEO

[Signature Page to the Merus Share Subscription Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

EXHIBIT A

FORM OF OPINION OF EVERSHEDS B.V.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

Subject to review of documents and opinion committee approval - for discussion purposes only -

Personal and confidential

To: the Purchaser (as defined in the Share Subscription

Agreement (as defined below))

19 December 2016 -

Subject to review of documents and opinion committee approval - for discussion purposes only -

Dear Sir/Madam,

We have acted as counsel as to matters of Netherlands law to Merus N.V., a public company incorporated under the laws of the Netherlands having its registered office (statutaire zetel) in Utrecht, the Netherlands and its principal place of business at Yalelaan 62,3584 CM Utrecht, the Netherlands (the “Company”) in connection with the offering by the Company of […] common shares with a nominal value of EUR 0.09 per share (the “Offer Shares”), pursuant to a share subscription agreement, dated […] between the Company as company and, inter alios, [...] as purchaser (hereinafter the “Purchaser”) (the “Share Subscription Agreement”) and a collaboration agreement, dated […], between the Company and the Purchaser (the “Collaboration Agreement”).

This opinion is rendered to you upon your request in connection with the Share Subscription Agreement and the Collaboration Agreement.

In rendering this opinion letter, we have solely examined and relied upon the documents as specified in Annex 1. Any attachments thereto and documents mentioned or referred to therein are excluded for the purpose of this opinion letter except to the extent explicitly stated otherwise in Annex 1.

We have only expressed opinions on matters of the laws of the European territory of the Kingdom of the Netherlands (“the Netherlands”) as they currently stand and as they have been published as at the date of this opinion letter. We have made no investigations into the laws of any other jurisdiction as a basis for the opinions as expressed herein, and we do not express or imply any opinion on such jurisdictions.

Furthermore, for the purpose of this opinion letter, we have not expressed an opinion on Dutch tax law, European law (unless directly applicable in the Netherlands), international law, competition law and/or anti-trust law. This includes (without limitation) the (i) rules and/or (ii) promulgated rules of or by any bilateral or multilateral treaty or treaty organisation, unless implemented under the laws of the Netherlands. Finally, no opinion

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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has been expressed on any commercial, accounting or other non-legal matter or on the ability as a matter of fact (as opposed to law) of the Company to meet its financial obligations or any other obligation under the Opinion Documents.

We have not been concerned with investigating or verifying the accuracy of any fact, representation or warranty as set out or as referred to in the Opinion Documents, with the exception of those matters on which we have specifically expressed our opinions. To the extent that the accuracy of such facts, representations or warranties not so investigated or verified and any of the facts stated in the Opinion Documents is relevant to this opinion letter, we have assumed, with your permission, that such facts, representations and warranties are true and correct.

The opinions as rendered in this opinion letter have been given on the basis of, and are subject to (i) the assumptions set out in Annex 2 and (ii) the qualifications set out in Annex 3. The opinions given in this opinion letter are strictly limited to the matters set out in paragraphs 1 up to and including 19 below.

Annex 1, Annex 2 and Annex 3 (together hereinafter the “Annexes”) form an integral part of this opinion letter. This opinion letter cannot be read and/or interpreted without the Annexes.

We are of the opinion that:

Corporate Status

1.	The Company is validly existing under the laws of the Netherlands as a ‘naamloze vennootschap’ (a public company with limited liability).

Corporate Power

2.	The Company has the corporate power (i) to execute the Opinion Documents and (ii) to perform its obligations thereunder, including the issuance of the Offer Shares and excluding pre-emption rights with respect to the Offer Shares.

Corporate Action

3.	The Company has taken all corporate actions required under its Articles of Association, its Rules and/or the laws of the Netherlands to authorize the execution of the Deed of Issue of Shares, the Share Subscription Agreement, the issuance of the Offer Shares and excluding pre-emption rights with respect to the Offer Shares.

Valid Execution

4.	The Opinion Documents have been validly executed on behalf of the Company.

Share Capital

5.	The Offer Shares have been duly authorised and duly issued.

6.	Upon payment in full by the Purchaser for the Offer Shares in accordance with the terms of Share Subscription Agreement, the Offer Shares have been fully paid.

7.	Any statutory pre-emptive rights and pre-emptive rights under the Articles of Association relating to the issue of the Offer Shares have been validly excluded.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Enforceability of Obligations

8.	The obligations expressed to be assumed by the Company in the Deed of Issue of Shares are legal, valid and binding obligations of the Company, enforceable against it in the Netherlands in accordance with their terms.

No Authorisations, Consents or Approvals

9.	There are no governmental or regulatory consents, approvals or authorisations required under the laws of the Netherlands or by any authority of the Netherlands for (i) the Company’s authorization, entry into and performance of the Opinion Documents and (ii) the offering or issuance of the Offer Shares.

No Violation of Law

10.	The issuance of the Offer Shares by or on behalf of the Company does not conflict with or does not result in a breach of any provision of the laws of the Netherlands or the Articles of Association.

No Registration, Filing or similar Formalities

11.	Under the laws of the Netherlands there are no registration, filing or similar formalities required of the Company to ensure the admissibility in evidence, validity, binding effect and enforceability against the Company of the Share Subscription Agreement and the Collaboration Agreement. [1]

Exchange Control Restrictions

12.	There are no exchange control restrictions in the Netherlands which would prevent the Company from paying dividends to shareholders in U.S. Dollars or any other currency and no approvals are required from governmental, judicial or public bodies or authorities in the Netherlands in order for the Company to pay dividends.

No Immunity

13.	Neither the Company nor any of its assets is entitled to immunity from any legal proceedings in the Netherlands in order to enforce the Opinion Documents or any liability or obligation of the Company arising thereunder.

Choice of Law

14.	The courts of the Netherlands will generally give effect to the choice of the laws of the State of New York as the governing law of the Share Subscription Agreement and, where it pertains to the Dutch Law Matters as defined in the Share Subscription Agreement, to the choice of the laws of the Netherlands.

15.	The courts of the Netherlands will generally give effect to the choice of the laws of the State of New York as the governing law of the Collaboration Agreement.

[1]	Please note that the share issuance needs to be registered in the Company’s shareholders register.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Submission to Jurisdiction

16.	The submission by the Company in the Share Subscription Agreement and the Collaboration Agreement to the exclusive jurisdiction of the United States District Court for the Southern District of New York United States is valid and binding on the Company. Such submission does not preclude that claims for provisional measures in summary proceedings may be brought before a competent Dutch court.

Enforcement of Judgments

17.	There is no enforcement treaty between the Netherlands and the United States. Consequently, a judgment of a court sitting in the United States District Court for the Southern District of New York cannot automatically be enforced in the Netherlands. In order to obtain a judgment in respect of the Share Subscription Agreement and the Collaboration Agreement that can be enforced in the Netherlands against the Company, the dispute will have to be re-litigated before a Netherlands court of competent jurisdiction. This court will have discretion to attach such weight to the judgment of the court sitting in the United States District Court for the Southern District of New York as it deems appropriate. Given the submission by the Company to the jurisdiction of the courts sitting in the United States District Court for the Southern District of New York, the Netherlands courts can be expected to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations under the Share Subscription Agreement and the Collaboration Agreement without re-examination or re-litigation of the substantive matters adjudicated upon. This would require that (i) proper service of process has been given, (ii) the proceedings before the court sitting in the United States District Court for the Southern District of New York having complied with principles of proper procedure (behoorlijke rechtspleging), and (iii) such judgment not being contrary to the public policy of the Netherlands.

Carry on Business

18.	In order to enable the Purchaser to enforce its rights under the Opinion Documents, it is not necessary under the laws of the Netherlands that it should be licensed, qualified or otherwise entitled to carry on business in the Netherlands.

Limited Liability Shareholder

19.	Under Dutch law, the liability of a holder of shares is limited to the payment of the nominal value of the shares increased with the share premium as may be agreed between such holder and the Company and a holder of shares will have no personal liability for the debts and obligations of a Dutch company solely by reason of the holding of such shares in a Dutch company.

The opinions reflected above express and describe Dutch legal concepts in English and not in their original Dutch terms. Consequently, the opinions reflected above are issued and may only be relied upon on the express condition that they shall be governed by (and that all words and expressions used herein shall be construed and interpreted in accordance with) the laws of the Netherlands.

This opinion letter is strictly limited to the matters set forth herein, and no opinion may be inferred or implied beyond those expressly stated herein.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In issuing this opinion letter, we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof which might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter is addressed solely to you and may not, without our prior written consent, be relied upon by any other person, company, enterprise, institution or other entity (except your legal advisors). This opinion letter can only be used and/or relied upon by you in relation with the transactions referenced in the executed Opinion Documents.

A copy of this opinion may be provided (on a non-reliance basis) (i) where disclosure is required by applicable law or regulation, by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or in respect of legal or arbitration proceedings in connection with this opinion; (ii) where disclosure is required by the rules of any stock exchange, listing authority or similar body upon which your shares or other securities are listed; (iii) to your affiliates, and any of its or their officers, directors, employees, auditors and professional advisors; (iv) or otherwise, with our prior written consent.

This opinion letter (and any non-contractual obligation arising out or in connection with this opinion letter) is governed by Dutch law and any dispute in relation to this opinion letter shall be brought exclusively before a court in Amsterdam, the Netherlands of competent jurisdiction.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Subject to review of documents and opinion committee approval - for discussion purposes only -

Yours faithfully,

Matthijs Bolkenstein	Tom van Wijngaarden
For	For
Eversheds B.V.	Eversheds B.V.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ANNEX 1

(a)	an electronic copy of the executed notarial deed of incorporation of the Company dated 16 June 2003 (“Deed of Incorporation”), as filed with the trade register (the “Trade Register”) with the Chamber of Commerce (Kamer van Koophandel);

(b)	an electronic copy of the executed deed of conversion whereby Merus B.V. has been converted to Merus N.V., dated 19 May 2016 (the “Deed of Conversion”) containing the articles of association of the Company currently effective according to the excerpt referred to below (the “Articles of Association”) as filed with the Chamber of Commerce;

(c)	an electronic copy of the excerpt of the Trade Register relating to the Company, provided by the Chamber of Commerce dated the date of this opinion letter, relating to the registration of the Company under number 30189136 (the “Excerpt”);

(d)	an electronic copy of the deed of issue of shares in the capital of the Company, dated […] (the “Deed of Issue of Shares”);

(e)	an electronic copy of the executed written resolution of the general meeting of the Company, dated 6 May 2016 (the “Shareholders Resolution”);

(f)	an electronic copy of the executed written resolution of the management board of the Company, dated […] (the “Management Board Resolution 1”);

(g)	an electronic copy of the executed written resolution of the management board of the Company, dated 6 May 2016 (the “Management Board Resolution 2”);

(h)	an electronic copy of the executed written resolution of the supervisory board of directors of the Company, dated 6 May 2016 (the “Supervisory Board Resolution 1);

(i)	an electronic copy of the executed written resolution of the supervisory board of directors of the Company, dated […] the “Supervisory Board Resolution 2”);

(j)	the rules of procedure for the management board, dated 6 May 2016 (the “MBR Rules”);

(k)	the rules of procedure for the supervisory board, dated 6 May 2016 (the “SBR Rules”).

The Deed of Issue of Shares, the Share Subscription Agreement and the Collaboration Agreement are herein collectively also referred to as the “Opinion Documents”.

The Shareholders Resolution, the Management Board Resolution 1, the Management Board Resolution 2, the Supervisory Board Resolution 1, and the Supervisory Board Resolution 2 are herein collectively also referred to as the “Resolutions”.

The MBR Rules and the SBR Rules are herein collectively referred to as the “Rules”.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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XXXXX

Subject to review of documents and opinion committee approval - for discussion purposes only -

ANNEX 2

The opinions in this opinion letter are subject to the following assumptions:

(i)	the genuineness and completeness of all signatures of the individuals executing the original copies of the documents listed in Annex 1;

(ii)	the conformity to the originals of all documents submitted to us as copies and the genuineness and completeness of all original documents;

(iii)	the Deed of Incorporation is a valid notarial deed (authentieke akte), the contents of which were correct and complete as of the date thereof and there were no defects in the incorporation of the Company on the basis of which a court might dissolve (ontbinden) such Company;

(iv)	the Company has not: been dissolved (ontbonden), been granted a suspension of payments (surseance van betaling verleend), been declared bankrupt (failliet verklaard), had its assets placed under administration (onder bewind gesteld), or been made subject to any similar insolvency proceedings in other jurisdictions, and no statutory merger or statutory split (juridische fusie of juridische splitsing) has been enacted and no corporate action pertaining thereto has been initiated or executed and the Company has not received a notice from any chamber of commerce (Kamer van Koophandel) concerning its dissolution under article 2:19a of the DCC; although not constituting conclusive evidence thereof, to the extent referring to Dutch law, our assumption is supported by (a) the contents of the Excerpt and (b) information obtained on the date of issue of this opinion letter (i) by telephone from the bankruptcy clerk’s office (faillissementsgriffie) of the district court in Midden-Nederland, the Netherlands and (ii) online from the central insolvency register (centraal insolventieregister) in The Hague, the Netherlands;

(v)	the parties to the Opinion Documents (other than the Company) are duly incorporated, validly existing and in good standing (where such concept is legally relevant) under the laws of their jurisdiction and of the jurisdiction of their place of business;

(vi)	the parties to the Opinion Documents (other than the Company) have and will have the power and capacity (corporate and other) to enter into the Opinion Documents and to perform their respective obligations thereunder and the Opinion Documents and all other agreements and documents relating thereto have been or will (where appropriate) be duly authorised and executed by all parties thereto (other than the Company);

(vii)	the Resolutions correctly reflect the resolutions adopted therein and have not been, and will not be, amended, revoked, or declared null and void and are in full force and effect;

(viii)	the due compliance with all matters (including without limitation the obtaining of all necessary consents, licences, approvals and authorities, the making of the necessary filings, lodgements, registrations and notifications and the payment of duties and taxes) under any law other than that of the Netherlands as may relate to the Opinion Documents and all other documents or agreements relating thereto;

(ix)	none of the managing directors of the Company has a conflict of interests with the Company and its business in respect of the entering into of the Opinion Documents or the performance of any acts or things necessary or conducive in connection with the Opinion Documents;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(x)	the Opinion Documents constitute, under any applicable law other than the laws of the Netherlands legal, valid and binding obligations of the parties thereto (including the Company), and are enforceable against those parties in accordance with their terms;

(xi)	under any applicable law other than the laws of the Netherlands, the choice of the laws of the State of New York as the governing law of the Share Subscription Agreement and the Collaboration Agreement is valid under such law and applies to the submission to jurisdiction as provided for in the Share Subscription Agreement and the Collaboration Agreement and would be recognized and given effect to by the courts of any applicable jurisdiction other than the Netherlands.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ANNEX 3

The opinions in this opinion letter are subject to the following qualifications:

A.	under the laws of the Netherlands:

a.	effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Share Subscription Agreement and the Collaboration Agreement;

b.	the laws of the Netherlands will be applied insofar as it is mandatory irrespective of the governing law of the Share Subscription Agreement and the Collaboration Agreement;

c.	the application of the laws of the State of New York may be refused if it is manifestly incompatible with Dutch public policy; and

d.	account will be given to the laws of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance;

B.	this opinion letter is subject to any limitations arising from bankruptcy (faillissement), insolvency, fraudulent preference (pauliana), liquidation, suspension of payments (surseance van betaling), reorganisation and other laws of general application relating to or affecting the rights of creditors sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or any other legislation;

C.	the Excerpt does not provide conclusive evidence that the facts set out therein are correct; however, under the Trade Register Act 2007 (Handelsregisterwet 2007) subject to limited exceptions, the Company cannot invoke the incorrectness or incompleteness of the trade register registration against third parties who were unaware of such incorrectness or incompleteness;

D.	the confirmation from the bankruptcy clerk’s office referred to in paragraph (iv) of Annex 2 does not provide conclusive evidence that the Company has not been declared bankrupt or granted a suspension of payments;

E.	pursuant to (i) article 2:7 DCC as it relates to the Company, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction;

F.	a power of attorney granted by a Dutch company will automatically (i.e. by operation of law) terminate upon the bankruptcy of such company or become ineffective when such company has been granted a suspension of payments;

G.	the effectiveness of provisions relating to the choice of law to govern contractual obligations will be subject, where applicable, to, Regulation EC 593/2008 on the law applicable to contractual obligations of 17 June 2008 (“Rome I”);

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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H.	the terms “enforceable”, “enforceability”, “valid”, “legal” and “binding” (or any combination thereof) where used above, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of the Netherlands generally recognises and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular, enforcement before the courts of the Netherlands will in any event be subject to:

a.	the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of the Netherlands);

b.	the nature of the remedies available in the Dutch courts (and nothing in this opinion letter must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

c.	the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere;

d.	prescription or limitation periods (within which suits, actions or proceedings must be brought);

e.	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, duress, error, force majeure, unforeseen circumstances, misrepresentation, undue influence, abatement and counter-claim; and

f.	rules of the laws of the Netherlands which generally apply to arrangements like the Opinion Documents, including (without limitation) the requirements of reasonableness and fairness (redelijkheid en billijkheid);

I.	the Netherlands Supreme Court Court (Hoge Raad der Nederlanden) has determined that if a shareholder commits a tortious act (onrechtmatige daad) against a creditor of the company in which it holds shares, the shareholder can be personally liable vis-à-vis that creditor. Relevant circumstances in determining whether a shareholder has committed a tortious act against a creditor of the company in which it holds shares are (non-exhaustive):

a.	whether the shareholder had insight into and intensive control over the company’s policy (shadow board);

b.	whether the shareholder had (objective) knowledge that the company could not or could no longer fulfil its payment obligations; and

c.	whether the shareholder has prevented the company from entering into new obligations or did not ensure that the company’s creditors were notified of the bad financial situation;

J.	pursuant to article 2:138 DCC, in case of bankruptcy of a Dutch company, each director shall be jointly and severally liable to the bankruptcy estate for the amount of the company’s debt that cannot be satisfied out of the liquidation of its assets if (i) the directors have manifestly performed their duties improperly and (ii) it is plausible that these actions constituted an important cause of the insolvency. Pursuant to paragraph 7 of article 2:138 of the DCC, a director shall also entail any person who had control over the company’s policy as if they were themselves a director. This could also be a shareholder;

K.	assets located in the Netherlands that are destined for the public service (goederen bestemd voor de openbare dienst) and the books and records of a company may not be attached whether by pre-judgment attachment or attachment for the purpose of sale in execution.

*****

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

JOINT PRESS RELEASE

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

For Immediate Release

Incyte and Merus Announce Global Strategic Research Collaboration to Discover and Develop Bispecific Antibodies

•	Collaboration designed to leverage Merus’ Biclonics® bispecific antibody technology to expand Incyte’s discovery capabilities and large-molecule portfolio

•	Incyte to make up-front payment of $120 million and purchase $80 million of Merus common shares; Merus eligible to receive potential development, regulatory and commercial milestones and sales royalties

•	Merus conference call scheduled today at 8:30 a.m. ET, 2:30 p.m. CET

WILMINGTON, DE AND UTRECHT, THE NETHERLANDS, December 21, 2016 –

Incyte Corporation (NASDAQ:INCY) and Merus N.V. (NASDAQ:MRUS) announced today that they have entered into a global, strategic collaboration agreement focused on the research, discovery and development of bispecific antibodies utilizing Merus’ proprietary Biclonics® technology platform. The Collaboration and License Agreement grants Incyte the exclusive rights for up to eleven bispecific antibody research programs, including two of Merus’ current preclinical immuno-oncology discovery programs.

Biclonics® retain the IgG format of antibodies that are produced naturally by the immune system and, by binding to two targets, enable multiple modes of action that cannot otherwise be obtained with conventional monoclonal antibodies.

“By virtue of a unique ability to simultaneously engage multiple protein targets, we believe bispecific antibodies have the potential to play an important role in the future of biotherapeutics,” said Reid Huber, Ph.D., Incyte’s Chief Scientific Officer. “This collaboration with Merus expands our large molecule discovery capabilities into an innovation-rich area of research, creating additional opportunities for us to deliver on our commitment to improving and extending the lives of patients with cancer and other serious diseases.”

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

“This transformative, global collaboration further underscores the potential of Merus’ Biclonics® technology platform and establishes a strong relationship with Incyte, a leader in innovative drug development,” said Ton Logtenberg, Ph.D., Chief Executive Officer of Merus. “We look forward to expanding our pipeline under this agreement, as we efficiently exploit our preclinical discovery engine and progress our most advanced, proprietary assets in the clinic.”

Terms of the Collaboration

Under the terms of the collaboration, Incyte has agreed to pay Merus an upfront payment of $120 million. In addition, Incyte has agreed to purchase 3.2 million shares of Merus stock at $25 per share, for a total equity investment of $80 million.

The parties have agreed to collaborate on the development and commercialization of up to 11 bispecific antibody programs. For one current preclinical program, Merus will retain all rights to develop and commercialize approved products in the United States, and Incyte will develop and commercialize approved products arising from the program outside the United States. Following any regulatory approval of a product candidate for this particular pre-clinical program, each company has agreed to pay the other tiered royalties ranging from 6 to 10 percent on net sales of products in their respective territories.

Merus also has the option to co-fund development of product candidates arising from two other programs. For any program for which Merus exercises its co-development option, Merus would be responsible for 35 percent of global development costs in exchange for a 50 percent share of U.S. profits and losses and tiered royalties ranging from 6 to 10 percent on ex-U.S. sales by Incyte for these programs. Merus also has the right to elect to provide up to 50 percent of detailing activities for product candidates arising from one of these programs in the United States.

For each of the other eight programs, Incyte has agreed to independently fund all development and commercialization activities. For these programs, Merus will be eligible to receive potential development, regulatory and sales milestone payments of up to $350 million per program, which could result in an aggregate milestone opportunity of approximately $2.8 billion if all development, regulatory and sales milestones are achieved across all such eight other programs in all territories. Merus will also be eligible to receive tiered royalties ranging from 6 to 10 percent on global sales of any approved products under these eight programs.

Merus will retain the rights to its technology platform as well as clinical and pre-clinical candidates and future programs emerging from Merus’ platform that are outside the scope of this agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

The transaction is expected to close in the first quarter of 2017, subject to the early termination or expiration of any applicable waiting periods under the Hart-Scott Rodino Act and customary closing conditions.

Merus will retain rights to both of its clinical candidates and MCLA-158, as well as any future programs emerging from Merus’ platform that are outside the scope of the agreement.

Conference Call and Webcast Information

Merus will host a conference call today to discuss this strategic research collaboration at 8:30 a.m. ET, 2:30 p.m. CET. Participants may access the call by dialing 866-978-9968 in the U.S. or 646-722-4972 outside the U.S. and referencing conference ID number 72944512#. The conference call will also be available by webcast on the Investor Relations page of Merus’ website, www.merus.nl. An audio replay of the call will be available from 11:30 a.m. ET on December 20, 2016 until 11:30 a.m. ET on January 3, 2017. To access the replay from both within and outside the U.S., dial 866-535-8030. The participant passcode is 680343#.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Follow @Incyte on Twitter at https://twitter.com/Incyte.

About Merus N.V.

Merus is a clinical-stage immuno-oncology company developing innovative human bispecific antibody therapeutics, referred to as Biclonics®. Biclonics® are based on the full-length IgG format, are manufactured using industry standard processes and have been observed in preclinical studies to have several of the same features of conventional monoclonal antibodies, such as long half-life and low immunogenicity.

For more information, please visit the Company’s website at www.merus.nl.

Incyte Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: whether and when the planned collaboration with Merus and the purchase of common shares of Merus by Incyte will close; whether and when this planned collaboration will effectively expand

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

Incyte’s discovery capabilities and large-molecule portfolio; whether any of the programs under the collaboration will be successful or will produce any products that will be approved for use in humans anywhere or will be commercialized anywhere successfully or at all; and whether and when any of the milestone payments or royalties under this collaboration will ever be paid by Incyte. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: obtaining approval for this planned collaboration; research and development efforts related to the collaboration programs; the possibility that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; other market or economic factors; unanticipated delays; our ability to compete against parties with greater financial or other resources; greater than expected expenses; and such other risks detailed from time to time in Incyte’s reports filed with the Securities and Exchange Commission, including our Form 10-Q for the quarter ended September 30, 2016. Incyte disclaims any intent or obligation to update these forward-looking statements.

Merus Forward-Looking Statements

Except for the historical information set forth herein, this press release contains predictions, estimates and other forward-looking statements, including without limitation statements regarding: whether and when the planned collaboration with Incyte and Incyte’s purchase of Merus common shares will close; Merus’ expectations regarding the expansion of Merus’ pipeline as a result of the collaboration, efficiently exploiting its preclinical discovery engine, and advancing later-stage assets in the clinic; the potential of bispecific antibodies for biotherapeutics; the value of the collaboration for Merus’ Biclonics® technology platform; whether any of the programs under the collaboration will be successful; and whether and when Merus will receive any of the expected or potential payments under this collaboration and the amounts of such payments to Merus. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from our expectations, including unanticipated developments in and risks related to: obtaining HSR approval for this planned collaboration; research and development efforts related to the collaboration programs; the clinical development process, which is expensive and unpredictable; the possibility that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; other market or economic factors; unanticipated delays; our ability to compete against parties with greater financial or other resources; our ability to commercialize and market our products, if approved; greater than expected expenses; and the other important factors detailed in our final prospectus filed with

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R.§§ 200.80(b)(4) and 240-24b-2

the Securities and Exchange Commission, or SEC, on May 20, 2016 relating to our Registration Statement on Form F-1, and our other reports filed with the SEC. Merus disclaims any intent or obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Merus’ views as of any date subsequent to the date of this press release.

# # #

Contacts:

Incyte

Catalina Loveman, Media

+1 302 498 6171

cloveman@incyte.com

Michael Booth, DPhil, Investors

+1 302 498 5914

mbooth@incyte.com

Merus

Eliza Schleifstein, Media

+1 973 361 1546

eliza@argotpartners.com

Kimberly Minarovich, Investors

+1 646 368 8014

kimberly@argotpartners.com

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.